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                                                                   EXHIBIT 10.74


                        Baldwin Technology Company, Inc.
                          2 Trap Falls Road, Suite 402
                                Shelton, CT 06484
                                Tel: 203 402-1000
                                Fax: 203 402-5500




November 14, 2005


Mr. Karl Stephan Puehringer
Zedernweg 6
80939 Munich
Germany


Dear Mr. Puehringer:

      Pursuant to Paragraph 17 of our agreement dated August 17, 2005 which was effective as of July 1, 2005 (the "Agreement") which sets forth the terms of your employment with Baldwin Technology Company, Inc. (the "Company"), the Agreement is hereby amended, effective November 14, 2005, as follows:

      1. Paragraph 2B of the Agreement is amended by deleting "subject to approval by the Compensation Committee of the Board of Directors" and inserting in its place "subject to approval by the Board of Directors."

      2. Paragraph 2D of the Agreement is amended by deleting Paragraph 2D in its entirety and inserting in its place a new Paragraph 2D as follows:

            D. Supplemental Retirement Benefit. You shall be paid, at such times as are set forth in this Agreement, retirement compensation based upon an amount equal to thirty percent (30%) of your Final Average Pay (the "Supplemental Retirement Benefit"). For purposes of this Agreement, the term "Final Average Pay" shall mean an amount equal to


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      (i) the total of (a) the sum of the base salary paid to you with respect to each of the two (2) fiscal years ending immediately preceding the fiscal year in which you separated from the Company, plus (b) the base salary payable to you at the time that you separated from the Company (annualized to twelve (12) months), (ii) divided by three (3). Thirty (30%) percent of your Final Average Pay, when calculated, shall be restated to a monthly amount by dividing such amount by twelve (12) (the "Monthly Amount"), and the Monthly Amount shall be paid monthly, to you or your estate, as the case may be, beginning on the day set forth in this Agreement, for a period of one hundred eighty (180) months. In this regard, if you die after the date on which you first become entitled to payment of the Supplemental Retirement Benefit, whether or not the first payment of the Monthly Amount has been paid, and prior to the payment of the Monthly Amount, for one hundred eighty (180) months, the Monthly Amount shall be paid monthly for the balance of such one hundred eighty
      (180) month period to the beneficiary or beneficiaries designated by you in writing to the Company, or, if none are designated, to your estate. As of November 1, 2005 the amount of your Supplemental Retirement Benefit has vested to the extent of eighty percent (80%). The Supplemental Retirement Benefit will continue to vest assuming you are then employed by the Company, as follows: as of November 1, 2006 it shall be vested to the extent of one hundred percent (100%) so that as of the latter date the full amount of the Supplemental Retirement Benefit shall be due and payable to you in the instances as set forth elsewhere in this Agreement.


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        As so amended by this letter agreement, the Agreement shall remain in full force and effect.

                                      Very truly yours,

AGREED TO AND ACCEPTED:               BALDWIN TECHNOLOGY COMPANY, INC.


By: /s/ Karl Stephan Puehringer       By:  /s/ Gerald A. Nathe
    ----------------------------           ----------------------------------
    Karl Stephan Puehringer                Gerald A. Nathe
                                           Its Chairman and Chief Executive
                                           Officer Duly Authorized


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